Exhibit 14.1

Seagate Technology plc

Code of Business Conduct and Ethics

Introduction

Seagate Technology, and its subsidiaries (collectively, the “Company”) is committed to conducting its business with honesty and integrity.  In furtherance of this commitment, the Company has adopted this Code of Business Ethics (this “Code”).  The policies outlined in this Code are designed to ensure that the Company’s employees and officers (“Employees”) and members of its board of directors (“Directors”) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business.  Employees and Directors who violate this Code will be subject to disciplinary action.

Employees and Directors are expected to read the policies set forth in this Code and ensure that they understand and comply with them.  Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s General Counsel.  Any violations of laws, rules, regulations or this Code should be reported immediately, by following the procedures for reporting violations included in this Code, below.  The Company will not allow retaliation against an Employee or Director for such a report made in good faith.

Any waiver of the provisions of this Code for executive officers or Directors of the Company may be made only by the board of directors or a committee of the board and must be promptly disclosed to shareholders.

Responsibilities

1.                 Compliance With Laws, Rules, and Regulations.

It is the Company’s policy to conduct its business in accordance with all applicable laws.  All Employees and Directors must respect and obey all laws when carrying out responsibilities on behalf of the Company, including state and local laws in the areas in which the Company operates.

In particular, the Chief Executive Office, Chief Financial Officer, Controller of the Company, and persons performing similar functions must adhere to and advocate:

•                  the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;

•                  compliance with both the spirit and letter of all applicable governmental laws, rules, and regulations;

•                  compliance with the Company’s systems of internal accounting controls;

•                  prompt internal reporting of any suspected of known violations of this Code in accordance with the rules set forth in this Code; and

•                  the understanding that failure to comply with this Code is cause for disciplinary action, up to and including termination of employment.

If a law conflicts with a policy in this Code, Employees and Directors must comply with the law.  If a local custom or policy conflicts with a policy in the Code, Employees and Directors must comply with the Code.

Any questions as to the applicability of any law should be directed to the Company’s General Counsel.

2.                 Insider Trading.

The U.S. federal securities laws prohibit insider trading—that is, buying or selling a company’s securities at a time when a person has “material nonpublic information” about a company or the market for a company’s securities.  “Material nonpublic information” includes information that is not available to the public at large that could affect the market price of a company’s securities and that a reasonable investor would consider important in deciding whether to buy, sell, or hold the securities.  Companies may also face civil penalties, up to the greater of $1.425 million, or three times the profit gained or losses avoided, and criminal fines of up to $25 million, for insider trading violations by their employees and other agents.

The Company has a securities trading policy and all Employees and Directors must abide by its terms.  This policy, among other things, provides that Employees and Directors may not buy or sell shares of the Company’s stock when they are in possession of material, non-public information.  They also are prohibited from passing on such information to others who might make an investment decision based on it.  Employees and Directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service with the Company.  They also are prohibited from passing on such information to others who might make an investment decision based on it.

Any questions relating to constraints on the purchase or sale of any of the Company’s securities or the securities of any other company that an Employee or Director is familiar with by virtue of his or her relationship with the Company should be directed to the Company’s General Counsel.

3.         Conflicts of Interest and Ethical Conduct.

Each Employee and Director owes a duty to the Company to act with integrity.  Integrity requires, among other things, being honest and ethical.  This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A conflict of interest occurs when the private interest of an employee or director interferes—or appears to interfere—in any way with the interests of the Company.  Conflicts of interest can occur when an Employee or Director takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of the Company or to perform his or her duties effectively.  Conflicts of interest also arise when an Employee or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.  An Employee or Director will not be deemed to have a conflict of interest solely on the basis of his service on the board of directors of a company that is under common ownership, or has a business relationship, with the Company.

As a matter of corporate policy, Employees and Directors must avoid business and personal situations that may give rise to a conflict of interest.  Employees who become aware of a conflict or potential conflict, or who have a question about whether a conflict exists, should bring it to the attention of the Company’s General Counsel or the Company’s Chief Executive Officer.  Directors who become aware of a conflict or potential conflict, or have questions about whether a conflict exists should bring it to the attention of the Chairman of the Board.

Receiving personal benefits as a result of one’s position with the Company may also create a conflict of interest.  The acceptance of gifts from individuals or organizations that do business or are seeking to do business with the Company is discussed below under “Gifts and Gratuities.”

4.                 Corporate Opportunities.

Employees and Directors are prohibited from taking for themselves personally any potential business opportunities that the Company may have an interest in or that arise through the use of corporate property, information, or position. The use of corporate property, information, or position for personal gain is also prohibited.  Employees and Directors are further prohibited from competing with the Company directly or indirectly.  Employees and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.                 Confidentiality.

Employees and Directors may learn information about the Company that is not known to the general public or to competitors.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers if disclosed, or information that associates of the Company have entrusted to it.

Employees and Directors must maintain the confidentiality of information entrusted to them by the Company by using the Company’s confidential information only for business purposes, and limiting dissemination of the Company’s confidential information, both inside and outside the Company, to people who need to know the information for business purposes, except when disclosure is authorized or legally mandated.

The obligation to protect confidential information does not end when an Employee or Director leaves the Company.  Any questions about whether information is confidential should be directed to the Company’s General Counsel.

6.                 Fair Dealing.

Each Employee and Director shall endeavor to deal fairly with the Company’s shareholders, competitors, customers, suppliers and employees.  No Employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

7.                 Protection and Proper Use of Company Assets.

Theft, carelessness and waste have a direct impact on the Company’s profitability.  Employees and Directors have a duty to safeguard Company assets and ensure their efficient use.  Company assets should be used only for legitimate business purposes and Employees and Directors should take measures to ensure against their theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information is a violation of Company policy.

8.                                      Recordkeeping.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, and reflect the matters to which they relate accurately, fairly, and completely. Furthermore, all books, records, accounts and financial statements must conform both to applicable legal requirements and to the Company’s system of internal controls.  All assets of the Company must be carefully and properly accounted for.  No undisclosed or unrecorded account or fund shall be established for any purpose.  No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation and authorization.

The Company complies with all laws and regulations regarding the preservation of records.  Records should be retained or destroyed only in accordance with the Company’s document retention policies.  Any questions about these policies should be directed to the Company’s General Counsel.

9.                                      Disclosure.

As a public company it is of critical importance that the Company’s filings with the Securities and Exchange Commission (the “SEC”) and other government agencies be accurate and timely.  Employees and Directors are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to senior management of financial and non-financial information that may be material to the Company.  The Company expects all of its Employees and Directors to take this responsibility very seriously to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the SEC, government agencies and in other public communications.

Each Employee and Director, to the extent involved in the Company’s disclosure process, including without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior employees in the finance organization, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

10.                               Communication with the Financial Community, the Media, or Other Outside Organizations or Individuals.

Any Employee or Director who is contacted by a member of the financial community, the press or any other outside organization or individual is not to provide information regarding the Company or any subsidiary’s business without prior approval.  This includes, among other things, answers to questions on overall business trends, business in our different geographies, product bookings or shipments, lead times, pricing, suppliers, new products or technologies, or lawsuits or intellectual property disputes.   If a member of the financial community contacts an Employee or Director, that Employee or Director must refer the individual to Investor Relations.  If a member of the press or other outside organization or individual contacts an Employee or Director, that Employee or Director must refer the call to Corporate Communications.

11.          Interaction With Public Officials.

When dealing with public officials, Employees and Directors must avoid any activity that is or appears illegal or unethical.  The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law.  Employees and directors must obtain pre-approval from the Company’s General Counsel before providing anything of value to a government official or employee.  The foregoing does not apply to personal lawful political contributions.

In addition, Employees and Directors must comply with the Foreign Corrupt Practice Act.  The Foreign Corrupt Practices Act is a U.S. law that prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  Illegal payments to government officials of any country are strictly prohibited.

12.          Gifts and Gratuities.

Actions taken on behalf of the Company should be free from any suggestion that favorable treatment was sought by, received from, or given to individuals or organizations that do business or seek to do business with the Company.  Employees and Directors may not solicit or accept, or permit any member of their immediate family to solicit or accept, gifts money, services, or anything else of value when doing so may influence, or be perceived as influencing, a decision or action.  Similarly, Employees and Directors may not offer or give gifts, money, services, or anything else of value when doing so may influence, or be perceived as influencing, a decision or action.  Gifts of nominal value, business meals, celebratory events, and entertainment are permitted, provided that they are not frequent or excessive, consistent with reasonable marketplace practices and Company policy.

Compliance standards and procedures

No code of business conduct and ethics can replace the thoughtful behavior of ethical Employees and Directors or provide definitive answers to all questions that may arise.  Accordingly, this Code is intended to highlight areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, and establish mechanisms to report unethical conduct.  Employees and Directors are responsible for adhering to the standards in this Code, for raising questions if they are in doubt about the best course of action, and for reporting possible misconduct promptly after it comes to their attention.

1.             Designated Ethics Officer.

The Company’s General Counsel has been designated as the Company’s Ethics Officer with responsibility for overseeing and monitoring compliance with the Code.  The Ethics Officer reports directly to the Chief Executive Officer and also will make periodic reports to the Company’s Audit Committee regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

2.             Seeking Guidance.

Employees and Directors are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation.  In most instances, questions regarding the Code should be brought to the attention of the Company’s General Counsel.

3.             Reporting Violations.

If an Employee or Director knows of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls, or auditing matters), he or she must report it immediately, either to the Company’s General Counsel or Chief Executive Officer, or by calling Seagate’s Ethics Helpline, 1-800-968-4925, which is available 24-hours a day.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or by applicable law or legal process.  The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.

4.             Investigations.

Reported violations will be promptly and thoroughly investigated.  It is imperative that the person reporting the violation not conduct an investigation on his or her own.  Employees and Directors are expected to cooperate fully with any investigation made by the Company into reported violations.

5.             Discipline/Penalties.

Employees and Directors who violate this Code may be subject to disciplinary action, up to and including termination of employment.  Moreover, Employees and Directors who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct, and do not immediately report it may also be subject to disciplinary action, up to and including termination pf employment.

Furthermore, violation of some provisions of this Code are illegal and may subject the Employee or Director to civil and criminal liability.

6.             Amendment.

The Company reserves the right to amend, alter, or terminate this Code at any time for any reason.  The most current version of this code can be found on the Company’s website.  Any amendments, alterations, or terminations of this Code will be immediately and publicly disclosed.

This document is not an employment contract between the Company and any of its Employees or Directors and does not alter the Company’s current employment or other relationship with any Employee or Director.

Amended and Restated by the Board of Directors on July 3, 2010